United States securities and exchange commission logo





                     May 12, 2022

       Stuart Noyes
       Chief Executive Officer
       Summer Infant, Inc.
       1275 Park East Drive
       Woonsocket, Rhode Island 02895

                                                        Re: Summer Infant, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 8, 2022
                                                            File No. 001-33346

       Dear Mr. Noyes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Elizabeth Fraser